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                          AGREEMENT AND PLAN OF MERGER
                                    BETWEEN
                              SUNBEAM CORPORATION
                             JAVA ACQUISITION CORP.
                                      AND
                           SIGNATURE BRANDS USA, INC.
                         DATED AS OF FEBRUARY 28, 1998


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
                               TABLE OF CONTENTS

ARTICLE I--THE OFFER
      1.1   The Offer........................................................................................      1
             1.1.1  General..................................................................................      1
             1.1.2  Securities Law Compliance................................................................      2
             1.1.3  Termination of the Offer.................................................................      2
      1.2   Action by The Company............................................................................      2
             1.2.1  Approval and Recommendation of the Board.................................................      2
             1.2.2  Securities Law Compliance................................................................      3
             1.2.3  Stockholder Lists........................................................................      3
             1.2.4  Directors................................................................................      3
ARTICLE II--THE MERGER.......................................................................................      4
      2.1   The Merger.......................................................................................      4
      2.2   Closing..........................................................................................      4
      2.3   Effective Time of the Merger.....................................................................      5
      2.4   Effects of the Merger............................................................................      5
      2.5   Certificate of Incorporation; By--Laws...........................................................      5
      2.6   Directors........................................................................................      5
      2.7   Officers.........................................................................................      5
ARTICLE III--EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
  CONSTITUENT CORPORATIONS...................................................................................      5
      3.1   Effect on Capital Stock..........................................................................      5
      3.2   Stock Plans......................................................................................      6
      3.3   Exchange of Certificates.........................................................................      7
ARTICLE IV--REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................................................      8
      4.1   Organization, Standing and Corporate Power.......................................................      8
      4.2   Subsidiaries.....................................................................................      8
      4.3   Capital Structure................................................................................      8
      4.4   Authority; Noncontravention......................................................................      9
      4.5   SEC Documents; Undisclosed Liabilities...........................................................     10
      4.6   Information Supplied.............................................................................     10
      4.7   Absence of Certain Changes or Events.............................................................     11
      4.8   Litigation; Labor Matters; Compliance with Laws..................................................     11
      4.9   Employee Benefit Plans...........................................................................     12
     4.10   Taxes............................................................................................     13
     4.11   Environmental Matters............................................................................     14
     4.12   Material Contracts...............................................................................     15
     4.13   Brokers..........................................................................................     15
     4.14   Opinion of Financial Advisor.....................................................................     15
     4.15   Board Recommendation.............................................................................     15
     4.16   Required Company Vote............................................................................     15
     4.17   State Takeover Statutes..........................................................................     15
     4.18   Intellectual Property............................................................................     16
     4.19   Title to Properties..............................................................................     16
     4.20   Products Liability...............................................................................     16
     4.21   Sole Representations.............................................................................     16

                                       ii
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
ARTICLE V--REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER CO.............................................     17
      5.1   Organization, Standing and Corporate Power.......................................................     17
      5.2   Authority; Noncontravention......................................................................     17
      5.3   Brokers..........................................................................................     17
      5.4   Offer Documents and Schedule 14D--9..............................................................     17
      5.5   Information Supplied.............................................................................     17
      5.6   Sole Representations.............................................................................     18
ARTICLE VI--COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO
  MERGER.....................................................................................................     18
      6.1   Conduct of Business of the Company...............................................................     18
      6.2   Changes in Employment Arrangements...............................................................     19
      6.3   Severance........................................................................................     20
      6.4   WARN.............................................................................................     20
ARTICLE VII--ADDITIONAL AGREEMENTS...........................................................................     20
      7.1   Preparation of Proxy Statement: Stockholder Meeting..............................................     20
      7.2   Access to Information, Confidentiality...........................................................     21
      7.3   Additional Undertakings..........................................................................     21
      7.4   Indemnification..................................................................................     21
      7.5   Public Announcements.............................................................................     22
      7.6   No Solicitation..................................................................................     22
      7.7   Resignation of Directors.........................................................................     23
      7.8   Employee Benefits................................................................................     23
      7.9   Notification of Certain Matters..................................................................     24
     7.10   State Takeover Laws..............................................................................     24
ARTICLE VIII--CONDITIONS PRECEDENT...........................................................................     24
      8.1   Conditions to Each Party's Obligation............................................................     24
      8.2   Condition to Buyer's and Merger Co.'s Obligation.................................................     24
ARTICLE IX--TERMINATION, AMENDMENT AND WAIVER................................................................     25
      9.1   Termination......................................................................................     25
      9.2   Effect of Termination............................................................................     25
      9.3   Amendment........................................................................................     25
      9.4   Extension; Waiver................................................................................     25
      9.5   Procedure for Termination, Amendment, Extension or Waiver........................................     26
ARTICLE X--PROVISIONS........................................................................................     26
     10.1   Nonsurvival of Representations and Warranties....................................................     26
     10.2   Fees and Expenses................................................................................     26
     10.3   Notices..........................................................................................     27
     10.4   Definitions......................................................................................     27
     10.5   Interpretation...................................................................................     28
     10.6   Counterparts.....................................................................................     28
     10.7   Entire Agreement; No Third--Party Beneficiaries..................................................     28
     10.8   GOVERNING LAW....................................................................................     28
     10.9   Assignment.......................................................................................     28
    10.10   Enforcement......................................................................................     28
     Annex I.................................................................................................    I-1

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is entered into as of this 28th day of February, 1998 by and between Sunbeam Corporation, a Delaware corporation (the 'Buyer'), Java Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Buyer or other wholly owned subsidiary of Buyer as contemplated hereby ('MergerCo'), and Signature Brands USA, Inc., a Delaware corporation (the 'Company').

     WHEREAS, the respective Boards of Directors of the Company, the Buyer and MergerCo have determined that the merger of MergerCo with and into the Company (the 'Merger'), upon the terms and subject to the conditions set forth in this Agreement, would be advisable and in the best interests of their respective companies and stockholders, and such Boards of Directors have approved such Merger, pursuant to which each share of common stock, par value $.01 per share, of the Company ('Company Common Stock') issued and outstanding immediately prior to the Effective Time of the Merger (as defined in Section 1.3) will be converted into the right to receive cash, other than (a) shares of Company Common Stock owned, directly or indirectly, by the Company or any subsidiary (as defined in Section 10.4) of the Company, the Buyer or MergerCo and (b) Dissenting Shares (as defined in Section 3.l(d));

     WHEREAS, subject to the terms and conditions of this Agreement and in furtherance of the Merger, the Buyer will make, or will cause MergerCo to make, a tender offer (the 'Offer') to acquire any and all shares of Company Common Stock;

     WHEREAS, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company have entered into a Stock Purchase Agreement (the 'Stock Purchase Agreement') with Buyer pursuant to which, subject to the terms and conditions specified therein, Buyer is willing to purchase and such stockholders are willing to sell certain Shares owned by such stockholders;

     WHEREAS, approval of this Agreement requires the vote of a majority in number of the issued and outstanding shares of Company Common Stock for the approval thereof (the 'Company Stockholder Approval'); and

     WHEREAS, Buyer, MergerCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various terms of and conditions to the Offer and the Merger;

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I
                                   THE OFFER

     1.1 The Offer.

     1.1.1 General. Provided that this Agreement shall not have been terminated in accordance with Article IX, the Buyer shall commence, or shall cause MergerCo to commence, the Offer to acquire any and all shares of Company Common Stock for a cash price per share equal to the Merger Consideration (as defined in Section 3.1(c), (the 'Offer Price')), as promptly as reasonably practicable after the date hereof, but in no event later than five (5) business days after the initial public announcement of Offeror's intention to commence the Offer. For purposes of this Article I, the party which makes the Offer, whether the Buyer or MergerCo, shall be referred to as the 'Offeror.' Offeror may not accept any shares of Company Common Stock tendered for purchase in response to the Offer unless it accepts all such shares that are properly tendered in accordance with the terms thereof. Acceptance by Offeror of shares of Company Common Stock for payment pursuant to the Offer shall be irrevocable. The Offer shall be subject:
(i) to the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn a number of shares of Company Common Stock which, together with the shares of Company Common Stock then owned by the Buyer and MergerCo, represents at least 51% of the total number of outstanding shares of the Company Common Stock, assuming the exercise of all outstanding options, rights and convertible securities (if any) and the issuance of all shares of Company Common Stock that the Company is then obligated to issue (such total number of outstanding or issuable shares of Company Common Stock being hereinafter referred to as the 'Fully Diluted Shares') (the 'Minimum Condition') and (ii) to the other conditions set forth in Annex I attached hereto (collectively, the 'Offer Conditions'). The Buyer and MergerCo expressly reserve the right to waive any of the conditions to the Offer, including but not limited to, the satisfaction of the Minimum Condition. The initial expiration date of the Offer shall be twenty (20) business days after commencement. Buyer and MergerCo agree that if all of the Offer Conditions are not satisfied on such initial expiration date of the Offer then, provided that the Offeror determines, in its reasonable discretion that all such Conditions are reasonably capable of being satisfied and subject to SEC rules with respect to extension of time periods, Offeror shall extend the Offer, without consent of the Company, from time to time until such Conditions are satisfied or waived; provided, that Offeror shall not be required to extend the Offer beyond April 30, 1998, unless any necessary approvals under the HSR Act (as defined herein) shall not have been received by such date, in which case Offeror shall not be required to extend the Offer beyond the earlier of (i) ten (10) days following receipt of such approvals and (ii) June 30, 1998. Buyer and MergerCo agree that upon the expiration date of the Offer, as the same may be extended in accordance with the immediately preceding sentence, if the Offer Conditions have been satisfied, Offeror shall accept the shares of Company Common Stock properly tendered for purchase. Without the prior written consent of the Company, no change may be made by Offeror which reduces the maximum number of shares of Company Common Stock to be purchased in the Offer or which reduces the Offer Price or changes the form of consideration or changes the Offer Conditions. The Offer Price shall, subject to reduction for applicable withholding of taxes, be net to the seller in cash, payable upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer, Offeror shall pay, as promptly as practicable after expiration of the Offer, for all shares of Company Common Stock validly tendered and not withdrawn. At or prior to the expiration of the Offer, Offeror will take all steps necessary to provide its paying agent any funds necessary to make the payments contemplated by the Offer. Upon the execution of this Agreement, the Merger Consideration shall be the amount set forth in Section 3.1(c) payable without interest thereon, and such initial Merger Consideration shall be adjusted only in accordance with the following provisions. The Merger Consideration payable in connection with the Offer shall automatically be adjusted appropriately for any stock dividend, split or any conversion or reclassification in respect of the Company Common Stock occurring after the date hereof and prior to the date of consummation of the Offer, which shall occur only in accordance with the terms of this Agreement. Buyer and MergerCo shall have the right to increase the Merger Consideration in effect hereunder at any time, in which case the consideration payable with respect to the Offer shall also be so increased.

     1.1.2 Securities Law Compliance. On the date of commencement of the Offer, Offeror shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the 'Schedule 14D-1') with respect to the Offer. The Schedule 14D-1 shall contain or shall incorporate by reference an offer to purchase (the 'Offer to Purchase') and forms of the related letter of transmittal and any related summary advertisement (the
Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the 'Offer Documents'). Offeror and the Company agree to promptly correct any information provided by either of them for use in the Offer Documents which shall have become false or misleading, and Offeror further agrees to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of shares of the Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Offeror agrees to provide the Company with a written copy of any comments it or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-1 promptly after receipt of such comments.

     1.1.3 Termination of the Offer. Offeror shall not, without the prior written consent of the Company, (i) terminate the Offer, except in accordance with the terms of Annex I attached hereto, or (ii) extend the Expiration Date, except as specifically provided herein, and in no event to a date later than April 30, 1998 or, if any necessary approvals under the HSR Act shall not have been received by such date, in no event to a date later than the earlier of (i) ten (10) days following receipt of such approvals and (ii) June 30, 1998.

     1.2 Action by The Company.

     1.2.1 Approval and Recommendation of the Board. The Company hereby approves of and consents to the making of the Offer and represents that (a) the Board of Directors of the Company, at a meeting duly called and held on February 28, 1998 has (i) determined that the Merger and the Offer, taken together, are fair to, and in the best interests of, the Company and the holders of the Company Common Stock, (ii) advised, authorized and approved this

Agreement and approved the Merger and the other transactions contemplated hereby (including but not limited to the Offer), (iii) recommended that the stockholders of the Company accept the Offer and authorize and approve this Agreement and the transactions contemplated hereby, and (iv) agreed to recommend that holders of Company Common Stock tender their shares of Company Common Stock pursuant to the Offer, and (b) Donaldson, Lufkin & Jenrette Securities Corporation has delivered to the Board an oral opinion on February 28, 1998 which will be confirmed promptly in writing, to the effect that, as of such date, the consideration to be received by the holders of shares of Company Common Stock pursuant to the Offer and the Merger, taken together, is fair to the holders of shares of Company Common Stock from a financial point of view. Subject to the provisions of Section 7.6 hereof and the other provisions of this Agreement, the Company hereby consents to the inclusion in the Offer Documents prepared in connection with the Offer of the recommendation of the Board of Directors of the Company described in the immediately preceding sentence.

     1.2.2 Securities Law Compliance. On the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 (together with all amendments and supplements thereto, the 'Schedule 14D-9') containing, subject to the provisions of Section 6.6 hereof and the other provisions of this Agreement, the recommendation of the Board of Directors of the Company described in Section 1.2.1 and shall mail the Schedule 14D-9 to the stockholders of the Company. The Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and Offeror agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of shares of the Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Buyer and its counsel shall be given a reasonable opportunity to review and comment upon the
Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Offeror with a written copy of any comments it or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9, promptly after receipt of such comments.

     1.2.3 Stockholder Lists. In connection with the Offer and the Merger, the Company shall furnish Offeror with mailing labels containing the names and addresses of all record holders of shares of Company Common Stock and with security position listings of shares of Company Common Stock held in stock depositories, each as of a recent date, and of those persons becoming record holders subsequent to such date. The Company shall furnish Offeror with all such additional information (including, but not limited to, updated lists of holders of shares of Company Common Stock and their addresses, mailing labels and lists of security positions) and such other assistance as Offeror or its agents may reasonably request in communicating the Offer to the record and beneficial owners of shares of the Company Common Stock. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Offeror shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated in accordance with Section 9.1, shall deliver to the Company all copies of such information then in its or any of its affiliate's possession.

     1.2.4 Directors.

     (a) Effective upon the acceptance for payment by Offeror of shares pursuant to the Offer such that Buyer or MergerCo shall own at least a majority of the Fully Diluted Shares, the Offeror shall be entitled to designate the number of Directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of shares of Company Common Stock owned by Offeror (including shares of Company Common Stock accepted for payment) bears to the total number of Shares of Company Common Stock outstanding, and the Company shall take all action necessary to cause Offeror's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such times, the Company will use its best efforts to cause individuals designated by Offeror to constitute the same percentage as such individuals represent on the Company's Board of Directors of (x) each committee of the Board (other than any committee of the Board established to take action under this Agreement), (y) each board of directors of each Subsidiary of the Company and (z) each committee of each such board. provided; however, that in the event that Offeror's designees are elected to the Board of Directors of the Company, until the Effective Time, such Board of Directors shall have at least two directors who are directors of the Company on the date of this Agreement and who are not officers of the Company or any of its subsidiaries (the 'Independent Directors') and; provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors of the Company on the date hereof shall designate two persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its Subsidiaries, or officers or affiliates of Buyer or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, the affirmative vote of the majority of the Independent Directors shall be required to (i) amend or otherwise modify the Certificate of Incorporation of the Company, (ii) approve any amendment, modification or waiver by the Company of any provisions of this Agreement or (iii) approve any other action by the Company that materially adversely affects the interests of the stockholders of the Company (other than Buyer or MergerCo) with respect to the transactions contemplated hereby, including without limitation, any actions which would constitute a breach by the Company of its representations, warranties or covenants contained herein. The provisions of this Section 1.2.4(a) are in addition to and shall not limit any rights which the Buyer,

MergerCo or any of their affiliates may have as a holder or beneficial owner of shares as a matter of law with respect to the election of directors or otherwise.

     (b) The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Subject to applicable law, the Company shall promptly take all action requested by Offeror necessary to effect any such election, including mailing to its stockholders the information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Offeror shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Offeror's designees). In connection with the foregoing, the Company will promptly, at the option of Offeror, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Offeror's designees to be elected or appointed to, and to constitute a majority of the Company's Board of Directors as provided above. Offeror will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

                                   ARTICLE II
                                   THE MERGER

     2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant state statute, MergerCo or such wholly owned subsidiary of MergerCo shall be merged with and into the Company at the Effective Time of the Merger (as hereafter defined). Upon the Effective Time of the Merger, the separate existence of MergerCo or such wholly owned subsidiary of MergerCo shall cease, and the Company shall continue as the surviving corporation (the 'Surviving Corporation') and shall continue under the name Signature Brands USA, Inc. In the event that a wholly owned Subsidiary of MergerCo rather than MergerCo is merged with and into the Company, references herein to MergerCo with respect to the Merger shall be deemed to be references to such wholly owned Subsidiary of MergerCo.

     2.2. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
9.1 and subject to the satisfaction or waiver of the conditions set forth in
Article VIII, the closing of the Merger (the 'Closing') will take place at 10:00 a.m. on the second business day after satisfaction or waiver of the conditions set forth in Article VIII (the 'Closing Date'), at the offices of Hutchins, Wheeler & Dittmar, A Professional Corporation, unless another date, time or place is agreed to in writing by the parties hereto.

     2.3. Effective Time of the Merger. On the Closing Date, the Surviving Corporation shall file a certificate of merger or, if applicable, MergerCo shall file a certificate of ownership and merger (the 'Certificate of Merger') executed in accordance with the Delaware General Corporation Law ('DGCL') with the Delaware Secretary of State and the Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as is specified in the Certificate of Merger as MergerCo and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the 'Effective Time of the Merger').

     2.4. Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

     2.5. Certificate of Incorporation; By-Laws. (a) The Certificate of Incorporation of MergerCo, as in effect immediately prior to the Effective Time of the Merger, shall become the Certificate of Incorporation of the Surviving Corporation except that it shall be amended to change the name of the Surviving Corporation to Signature Brands USA, Inc. and, as so amended, until thereafter further amended as provided therein and under the DGCL, it shall be the Certificate of Incorporation of the Surviving Corporation following the Merger.

     (b) The By-laws of MergerCo as in effect at the Effective Time of the Merger shall be the By-laws of the Company following the Merger until thereafter changed or amended as provided therein or by applicable law.

     2.6. Directors. The directors of MergerCo at the Effective Time of the Merger shall be the directors of the Company following the Merger, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     2.7. Officers. The officers of the Company at the Effective Time of the Merger shall be the officers of the Company following the Merger, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE III
                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                            CONSTITUENT CORPORATIONS

     3.1. Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of MergerCo:

     (a) Common Stock of MergerCo. Each share of common stock of MergerCo issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into one share of the common stock, par value $.01 per share, of the Company.

     (b) Cancellation of Treasury Stock. Each share of Company Common Stock that is owned by the Company or by any wholly owned subsidiary of the Company shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

     (c) Conversion of Company Common Stock.  Except as otherwise provided herein and subject to Section 3.3, each issued and outstanding share of Company Common Stock, other than shares owned by Buyer, MergerCo or any other direct or indirect subsidiary of Buyer, the Company or any wholly owned Subsidiary of the Company (collectively, the 'Excluded Shares'), and other than Dissenting Shares and treasury stock, shall be converted into the right to receive in cash from the Company following the Merger an amount equal to $8.25 (the 'Merger Consideration'), without interest, upon surrender of the certificates formerly representing such shares pursuant to Section 3.3. The term 'Merger Consideration' shall mean the per share amount in reference to the consideration designated on a per share basis, and otherwise shall refer to the aggregate consideration represented by the per share amount multiplied by the total number of shares of Company Common Stock then outstanding.

     (d) Dissenting Shares. Shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger held by a holder who has the right to demand payment for and an appraisal of such shares in accordance with the DGCL (or any successor provision) ('Dissenting Shares') shall not be converted into the right to receive Merger Consideration unless such holder fails to perfect or otherwise withdraws, forfeits or loses such holder's right to such payment or appraisal, if any. If, after the Effective Time of the Merger, such holder fails to perfect or withdraws, forfeits or loses any such right to appraisal, each share of such holder shall be treated as a share that had been converted as of the Effective Time of the Merger into the right to receive Merger Consideration in accordance with this Section 3.1. The Company shall give prompt notice to MergerCo of any demands received by the Company for appraisal of shares of Company Common Stock, and MergerCo shall have the right to participate in and, at MergerCo's reasonable discretion, to direct all communications, negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of MergerCo, make any payment with respect to, or settle or offer to settle, any such demands.

     (e) Cancellation and Retirement of Excluded Shares. Each Excluded Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

     (f) Cancellation and Retirement of Company Common Stock. As of the Effective Time of the Merger, all shares of Company Common Stock (other than shares referred to in Section 3.1(b)) issued and outstanding immediately prior to the Effective Time of the Merger, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration applicable thereto, without interest, upon surrender of such certificate in accordance with Section 3.3 or the right, if any, to receive payment from the Surviving Corporation for the 'fair value' of such shares as determined in accordance with the provisions of Section 262 of the DGCL.


     3.2. Stock Plans and Warrants.

     (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Plans (as defined below)) shall adopt such resolutions or take such other actions as may be required to effect the following:

          (i) adjust the terms of all outstanding employee stock options to purchase shares of Company Common Stock ('Company Stock Options') granted under the Company's Chief Executive Officer Stock Option Plan, 1997 Stock Option and Incentive Plans, 1995 Stock Option and Incentive Plan and Second Amended and Restated 1992 Stock Option Plan (the 'Stock Option Plans') to provide that, at the Effective Time of the Merger each Company Stock Option outstanding immediately prior to the Effective Time of the Merger shall vest as a consequence of the Merger and shall be canceled in exchange for a payment from the Company after the Merger (subject to any applicable withholding taxes) equal to the product of (1) the total number of shares of Company Common Stock subject to such Company Stock Option and (2) the excess of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option and applicable withholding taxes, payable in cash immediately following the Effective Time of the Merger, except as otherwise set forth on Exhibit 3.2(a)(i); and

          (ii) except as provided herein or as otherwise agreed to by the parties, the Stock Option Plan and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary shall terminate as of the Effective Time of the Merger, and the Company shall ensure that, following the Effective Time of the Merger, no holder of a Company Stock Option nor any participant in any Stock Option Plan shall have any right thereunder to acquire equity securities of the Company following the Merger.

          (b) Each outstanding Warrant (each a 'Warrant') governed by that certain Warrant Agreement, dated as of August 17, 1994, by and between the Company and American Bank National Association, as Warrant Agent (the 'Warrant Agreement'), shall at the Effective Time automatically without any further action of the Company or the holders thereof be converted into the right to receive an amount equal to the difference between the Merger Consideration and the Exercise Price (as defined in the Warrant Agreement) in accordance with the terms of the Warrant Agreement.

          (c) The Company hereby represents and warrants that upon taking of the actions specified above, immediately following the Effective Time of the Merger, and after giving effect to the payments described in this Section 3.2, no holder of a Company Stock Option nor any participant in any Stock Option Plan nor the holder of any warrant to purchase Company Common Stock shall have the right thereunder to acquire equity securities of the Company, or any other benefit, after the Merger.


     3.3. Exchange of Certificates.

     (a) Exchange Agent. Prior to the Effective Time of the Merger, Buyer shall designate a bank or trust company to act as agent for the holders of Company Common Stock in connection with the Merger (the 'Exchange Agent') (who shall be reasonably acceptable to the Company) to receive the funds to which holders of the shares of Company Common Stock are entitled to pursuant to this Article III. Buyer shall, from time to time, make available to the Exchange Agent funds in amounts and at times necessary for the payment of the Merger Consideration as provided herein. Promptly after the Effective Time, the Exchange Agent shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the 'Certificates'), a letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment therefor (or such other documents as may reasonably be required in connection with such surrender) in customary form to be agreed by MergerCo and the Company prior thereto.

     (b) Exchange Procedures. (i) After the Effective Time of the Merger, each holder of an outstanding Certificate or Certificates shall, upon surrender to the Exchange Agent of such Certificate or Certificates and acceptance thereof by the Exchange Agent, be entitled to receive the amount of cash into which such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement.

     (i) After the Effective Time of the Merger, there shall be no further transfer on the records of the Company or its transfer agent of Certificates, and if Certificates are presented to the Company for transfer, they shall be canceled against delivery of cash. If Merger Consideration is to be remitted to a name other than that in which the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Company or its transfer agent any transfer or other taxes required or establish to the satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this
Section 3.3(b), each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Merger Consideration applicable thereto as contemplated by Section 3.1. From and after the Effective Time, the holders of Certificates evidencing ownership of the shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable law. No interest will be paid or will accrue on any cash payable as Merger Consideration or in lieu of any fractional shares of Company Common Stock. The right of any stockholder to receive the Merger Consideration shall be subject to reduction to reflect any applicable withholding obligation for Taxes.

     (ii) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such person of a bond in such amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such Certificate, or the provision of other reasonable assurances requested by Buyer, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

     (c) No Further Ownership Rights in Company Common Stock Exchanged For Cash. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares.

     (d) Termination of Exchange Fund. Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 3.3 (the 'Exchange Fund') which remains undistributed to the holders of the Certificates for six months after the Effective Time of the Merger shall be delivered to the Company, upon demand, and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to the Company and only as general creditors thereof for payment of their claim for cash, if any, to which such holders may be entitled.

     (e) No Liability. None of Buyer, MergerCo, the Company or the Exchange Agent shall be liable to any person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (f) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Buyer, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Buyer.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Buyer and MergerCo as follows:

     4.1 Organization, Standing and Corporate Power. Each of the Company and each of its Subsidiaries (as defined in Section 4.2) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect (as defined in Section 10.4) with respect to the Company. Attached as
Section 4.1 of the schedule (the 'Disclosure Schedule') delivered to MergerCo by the Company at the time of execution of this Agreement are complete and correct copies of the Amended and Restated Certificate of Incorporation, as amended, and bylaws, as amended, of the Company. The Company has delivered to MergerCo complete and correct copies of the articles or certificates of incorporation and by-laws (or other comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement.

     4.2 Subsidiaries. The only direct or indirect subsidiaries of the Company are those listed in Section 4.2 of the Disclosure Schedule (the 'Subsidiaries'). All the outstanding shares of capital stock of each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned (of record and beneficially) by the Company, by another wholly owned Subsidiary of the Company or by the Company and another such wholly owned Subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, 'Liens'). Except for the ownership interests set forth in Section 4.2 of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity.

     4.3 Capital Structure. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, par value $.01 per share. Subject to any Permitted Changes (as defined in Section 6.1(d)) there were, as of the close of business on January 16, 1998: (i) 9,174,261 shares of Company Common Stock issued and outstanding; (ii) no shares of Company Common Stock are held in the treasury of the Company; (iii) 1,634,853 shares of Company Common Stock are reserved for issuance upon exercise of outstanding Company Stock Options (of which options 190,500 shares will be cancelled prior to the consummation of the Offer); and (iv) 767,200 shares of Company Common Stock issuable upon exercise of outstanding Warrants (the 'Warrants'). Section 4.3 of the Disclosure Schedule sets forth the exercise price for the outstanding Company Stock Options and the Warrants. Except as set forth above or in Section
3.3 of the Disclosure Schedule, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Stock Option Plan including any increases pursuant to existing contractual obligations will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth on Section 4.3 of the Disclosure Schedule, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Other than as disclosed in the most recent balance sheet of the Company included in the SEC Documents (as defined below) or as set forth in Section 4.3 of the Disclosure Schedule, no indebtedness for borrowed money of the Company or its Subsidiaries contains any restriction upon the incurrence of indebtedness for borrowed money by the Company or any of its Subsidiaries or restricts the ability of the Company or any of its Subsidiaries to grant any Liens on its properties or assets. Other than the Company Stock Options and other than as disclosed in Section 4.3 of the Disclosure Schedule, (i) there are no outstanding contractual obligations, commitments, understandings or arrangements of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company or any of its Subsidiaries and (ii) to the knowledge of the Company, there are no irrevocable proxies with respect to shares of capital stock of the Company or any subsidiary of the Company. Section 4.3 of the Disclosure Schedule sets forth the record and, to the knowledge of the Company, beneficial ownership of, and voting power in respect of, the capital stock of the Company held by the Company's directors, officers and stockholders owning five percent (5%) or more of the Company's outstanding common stock. Except as set forth on Section 4.3 of the Disclosure Schedule, there are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act of 1933, as amended (the 'Securities Act') or other agreements or arrangements with or among any security holders of the Company with respect to securities of the Company.

     4.4 Authority; Noncontravention. The Company has the requisite corporate and other power and authority to enter into this Agreement and, subject to the Company Stockholder Approval with respect to the consummation of the Merger, to consummate the transactions contemplated hereby. The Offer, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by the Company's Board of Directors, which constitutes all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Except for the Company's credit facility and except as disclosed in Section 4.4 of the Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by the Offer and this Agreement and compliance with the provisions hereof will not, conflict with, or result in (a) any breach or violation of, or default (with or without notice or lapse of time, or both) under, or right of termination, cancellation, acceleration or 'put', with respect to any obligation or (b) the loss of a benefit or other right or (c) the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) the Certificate of Incorporation, as amended, or By-laws, as amended, of the Company or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, note purchase agreement, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate would not have a Material Adverse Effect with respect to the Company or would not prevent, hinder or materially delay the ability of the Company and/or MergerCo to consummate the transactions contemplated by this Agreement if not cured or waived by the Closing Date. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a 'Governmental Entity'), or any other person under any material agreement, indenture or other instrument to which the Company or any Subsidiary is a party or to which any of its properties is subject, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the 'HSR Act'), (ii) the filing with the SEC of (x) a proxy statement relating to the Company Stockholder Approval (such proxy statement as amended or supplemented from time to time, the 'Proxy Statement'), and (y) such reports under the Exchange Act as may be required in connection with the Offer and this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as are set forth in Section 4.4 of the Disclosure Schedule.

     4.5 SEC Documents; Undisclosed Liabilities.  Except as disclosed on
Schedule 4.5 of the Disclosure Schedule, the Company has timely filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission ('SEC') since January 1, 1996 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as amended, the 'SEC Documents'). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in all SEC Documents (the 'SEC Financial Statements') comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, stockholders' equity, and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which, individually or in the aggregate is material). Except as set forth in Schedule 4.5 of the Disclosure Schedule and except as set forth in the SEC Documents filed and publicly available prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the SEC Documents filed and publicly available prior to the date of this Agreement (the 'Balance Sheet'), neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto.

     4.6 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to the information supplied by MergerCo or any affiliate of MergerCo in writing specifically for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents will, at the respective times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading (except to the extent information contained therein is based upon information supplied solely by the Buyer or MergerCo). The Schedule 14D-9 shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

     4.7 Absence of Certain Changes or Events. Except as disclosed in the SEC Documents or on Section 4.7 of the Disclosure Schedule, since the date of the Balance Sheet, the Company has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been: (i) any Material Adverse Change with respect to the Company; (ii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 6.1 without the prior consent of MergerCo; or (iii) any condition, event or occurrence which would reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

     4.8 Litigation; Labor Matters; Compliance with Laws. (a) Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement, there is (i) no suit, action or proceeding or investigation pending and, (ii) to the knowledge of the Company, no suit, action or proceeding or investigation threatened against or affecting the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to the Company or (iii) prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries having, or which in the future could have, any such effect.

     (b) Except as disclosed in Section 4.8 of the Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (ii) neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment;
(iii) there is no strike, work stoppage or other labor dispute involving it or any of its Subsidiaries pending or, to its knowledge, threatened, nor has there been in the three year period prior to the date of this Agreement and, to the knowledge of the Company, there are no current union organizing activities among the Employees of the Company or any of its Subsidiaries which are reasonably likely to result in a Material Adverse Effect; (iv) there is no grievance arising out of any collective bargaining agreement or other grievance procedure against the Company or any of its subsidiaries, except such grievances that have not and will not prevent the Company from carrying on its business substantially as now conducted or might reasonably be expected to result in a Material Adverse Effect; (v) no charges with respect to or relating to the Company or any of its subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices, except such charges that have not and will not prevent the Company from carrying on its business substantially as now conducted or might reasonably be expected to result in a Material Adverse Effect; (vi) neither of the Company or any of its subsidiaries has received notice of the intent of any Federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation which is reasonably likely to result in a Material Adverse Effect; and (vii) the Company is not liable for any severance pay or other payments to any employee or former employee, or any other person, arising from the termination of employment, or other change in the legal relationship with such person, under any benefit or severance policy, practice, agreement, plan, or program of the Company, nor will the Company have any liability which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company of any persons employed by the Company or any of its Subsidiaries on or prior to the Effective Time of the Merger.

     (c) The ownership of the assets of and the conduct of the business of the

Company and each of its Subsidiaries have not been in violation of, and comply with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto, except for violations or failures so to comply, if any, that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Company.

     (d) Each of the Company and its Subsidiaries has in effect all material Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchise, licenses, notices, permits and rights, including all authorizations under Environmental Laws ('Permits'), necessary for it to own, lease or operate its properties and assets and to carry on its business substantially as now conducted, and there is no actions pending to revoke any such Permit and there has occurred no default or violation under any such Permit which is reasonably likely to have a Material Adverse Effect.

     4.9 Employee Benefit Plans. With respect to the employee benefit plans (as that phrase is defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ('ERISA')) and any other benefit or compensation plan, program, or arrangement (including, but not limited to, each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, and each employment, termination or severance agreement) maintained for the benefit of any current or former employee, officer, or director of the Company or any ERISA Affiliate (as defined below) ('Benefit Plans'), except as set forth in Section 4.9 of the Disclosure
Schedule:

          (i) none of the Benefit Plans is a 'multiemployer plan' within the meaning of ERISA nor has the Company ever maintained or contributed to such a Plan;

          (ii) No Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any other Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any 'pension plan,' or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

          (iii) none of the Benefit Plans or any other agreement with any employee of the Company or its Subsidiaries provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit, or the acceleration of the payment or vesting of a benefit by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement;

          (iv) each Benefit Plan intended to be qualified under section 401 (a) of the Internal Revenue Code of 1986, as amended ('Code' has received a favorable determination letter from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to result in the revocation of such determination letter;

          (v) each Benefit Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable law.

          (vi) No liability under Title IV or section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation ('PBGC') (which premiums have been paid when due). Insofar as the representation made in this section 4.9(v) applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or any ERISA Affiliate made, or was required to make, contributions during the five (5)-year period ending on the last day of the most recent plan year ended prior to the Effective Plan.

          (vii) the Company has provided to Buyer or MergerCo (x) true and complete copies of all Benefit Plans, (y) the most recent annual actuarial valuation, if any, prepared for each Benefit Plan, and (z) the most recent annual report (Form 5500), if any, required under ERISA with respect to each Benefit Plan;

          (viii) no payment that is owed or may become due to any director, officer, employee, or agent of the Company will be non-deductible to the Company or subject to tax under I.R.C. Section280G or Section4999, respectively, nor will the Company be required to 'gross up'or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person;

          (ix) as of the date hereof, subject to the requirements of Section 412 of the Code or Section 302 of ERISA, no Pension Plan has incurred an accumulated funding deficiency (as defined in Section 302 of

     ERISA and Section 412 of the Code) nor has any sponsor of such a Pension Plan obtained a funding waiver (as such terms are defined in such applicable sections and any regulations thereunder) with respect thereto;

          (x) neither the Company nor any ERISA Affiliates has engaged in, and neither the Company nor any Affiliate knows of any other person who or which has engaged in, any 'prohibited transaction' (within the meaning of Section 406 of ERISA or Section 4975 of the Code, excluding any transactions which are exempt under Section 408 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan, which could reasonably be expected to subject the Company or any Subsidiary or Buyer or MergerCo to any material liability;


          (xi) no reportable event (as defined in ERISA and the regulations thereunder, but excluding any such event for which the thirty (30) day notice requirement has been waived) has occurred or is continuing with respect to any Benefit Plan;

          (xii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, any actions, suits or claims (other than routine claims for benefits) which can reasonably be expected to be asserted, against the Company with respect to any Benefit Plan or other plan or arrangement, or against any such Benefit Plan or other plan or the assets thereof;

          (xiii) the Company and each ERISA Affiliate is, and at all relevant times, has been in material compliance with the provisions of COBRA (as defined below); and

          (xiv) except as specifically set forth herein, the Company has not taken any action or made any statement, promise or representation to, or agreement with, any of its employees, officers or directors that after the Closing, Buyer will continue or establish any Benefit Plan or other plan or arrangement or provide any particular benefits or compensation to employees. To the knowledge of the Company, the PBGC has not instituted proceedings to terminate any Benefit Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code (each, a 'Title IV Plan') and no condition exists that presents a material risk that such proceedings will be instituted.

     For purposes of this Agreement, 'ERISA Affiliate' shall mean any corporation, trade or business which controls, is controlled by, or is under common control with, the Company within the meaning of Sections 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001(a)(14) of ERISA and 'COBRA' shall mean Part 6 of Subtitle B of Title I of ERISA and Section 4980B(f) of the Code.

     Schedule 4.9 of the Disclosure Schedule sets forth a complete and accurate list of all Benefit Plans currently in effect.

     4.10 Taxes. Except as disclosed in Section 4.10 of the Disclosure Schedule, the Company and each of its Subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of its Subsidiaries is or has been a member (a 'Consolidated Group') has timely filed (or has had timely filed on its behalf) all Tax Returns required to be filed by it (except for certain Tax Returns, each of which is immaterial in amount and scope, involving aggregate liability for Taxes of no more than $100,000, which may not have been timely filed) and all such Tax Returns are true, correct and complete in all material respects, has paid (or has had paid on its behalf) all Taxes shown thereon to be due and has provided adequate reserves in its financial statements, in accordance with generally accepted accounting principles, for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Except as disclosed in Section 4.10 of the Disclosure Schedule, (i) no claim for unpaid Taxes has become a lien against the assets of the Company or any of its Subsidiaries or is being asserted against the Company or any of its Subsidiaries; (ii) no audit of any Tax Return that includes the Company or any of its Subsidiaries is being conducted by a Tax authority; (iii) no extension or waiver of the statute of limitations on the assessment of any Taxes or with respect to any Tax Return has been granted by the Company or any of its Subsidiaries and is currently in effect and (iv) there is no arrangement with respect to sharing or allocating Taxes that will require any payment by the Company or any of its Subsidiaries after the date of this Agreement. As used in this Agreement, 'Taxes' shall mean (a) all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, back-up withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign (b) any liability for the payment of any amount of the type described in (a) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (c) any liability for the payment of any amounts as a result of being a party to any tax sharing agreement or as a result of an express or implied obligation to indemnify another person with respect to the payment of any amounts of the type described in clause (a) or
(b). As used in this Agreement, 'Tax Return' shall mean any return, report or statement required to be filed with any Governmental Entity with respect to Taxes. Except as set forth on Schedule 4.10, there are no written or, to its knowledge, oral proposed assessments of Taxes against the Company or any of its Subsidiaries or written or, to its knowledge, oral proposed adjustments to any Tax Return filed, pending against the Company or any of its Subsidiaries, or written or, to its knowledge, oral proposed adjustments to the manner in which any Tax of the Company or any of its Subsidiaries is determined.

     4.11 Environmental Matters. Except as disclosed in Section 4.11 of the Disclosure Schedule, and except for items of non-compliance which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company:

          (a) The Company and its Subsidiaries hold and formerly held, and are, and have been, in material compliance with, all Environmental Permits, and the Company and its Subsidiaries are, and have been, in material compliance with all applicable Environmental Laws;

          (b) None of the Company or its Subsidiaries has received any Environmental Claim, and none of the Company or its Subsidiaries is aware, after diligent inquiry, of any threatened Environmental Claim or of any circumstances, conditions or events that could reasonably be expected to give rise to a material Environmental Claim, against the Company or any of its Subsidiaries and, to the knowledge of the Company, as of the date of this Agreement, there are no circumstances or conditions that may prevent or interfere with compliance by the Company or its subsidiaries in the future with Environmental Laws (or Environmental Permits issued thereunder) in effect as of the date of this Agreement, except such circumstances or conditions that have not and are not reasonably likely to result in a Material Adverse Effect;


          (c) There are no Hazardous Materials present at any facility currently owned, leased or operated by the Company or any of its Subsidiaries that could reasonably be expected to give rise to liability of the Company or any of its Subsidiaries under any Environmental Laws which liability could reasonably be expected to have a Material Adverse Effect on the Company;

          (d) No modification, revocation, reissuance, alteration, transfer, or amendment of the Environmental Permits, or any review by, or approval of, any third party of the Environmental Permits is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of the Company or its Subsidiaries following such consummation;

          (e) Hazardous Materials have not been generated, transported, treated, stored, disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or previously owned or leased by the Company or any of its Subsidiaries, in violation of or in a manner or to a location that could give rise to liability under any Environmental Laws which liability could reasonably be expected to have Material Adverse Effect on the Company;

          (f) The Company and its Subsidiaries have not assumed, contractually or by operation of law, any liabilities or obligations under any Environmental Laws except, in the case of those assumed by operation of law, those assumed which in and of themselves (and irrespective of any contribution or indemnification rights) could not reasonably be expected to have a Material Adverse Effect on the Company.

          (g) For purposes of this Agreement, the following terms shall have the following meanings:

     'Environmental Claim' means any written or oral notice, claim, demand, action, complaint, proceeding, request for information or other communication by any person alleging liability or potential liability (including without limitation liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous

Materials at any location, whether or not owned, leased or operated by the Company or any of its Subsidiaries or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or (iii) otherwise relating to obligations or liabilities under any Environmental Laws.

     'Environmental Permits' means all permits, licenses, registrations and other governmental authorizations required for the Company and its Subsidiaries and the operations of the Company's and its Subsidiaries', facilities and otherwise to conduct its business under Environmental Laws.

     'Environmental Laws' means all applicable domestic and foreign federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state and local laws.

     'Hazardous Materials' means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and all other materials, substances and forces, including but not limited to electromagnetic fields, regulated pursuant to, or that could form the basis of liability under, any Environmental Law.

     4.12 Material Contracts. The Company has provided or made available to MergerCo true and complete copies of all written contracts, agreements (including, but not limited to, distribution agreements and licensing agreements), commitments, arrangements, leases (including with respect to personal property), policies and other instruments to which it or any of its Subsidiaries is a party or by which it or any such Subsidiary is bound which is or was required to be filed as an exhibit to the SEC Documents ('Material Contracts'). Except as set forth in Section 4.12 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is, or has received any notice or has any knowledge that any other party is, in breach or default in any material respect under any such Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute a material breach or default. Except as set forth on Section 4.12 of the Disclosure Schedule, all Material Contracts are valid and subsisting and in full force and effect in accordance with their terms, and the Company has duly performed its obligations thereunder in all material respects to the extent such obligations have occurred.

     4.13 Brokers. No broker, investment banker, financial advisor or other person, other than Donaldson, Lufkin & Jenrette Securities Corporation, the fees and expenses of which will be paid by the Company (pursuant to a fee agreement, a copy of which has been provided to MergerCo), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     4.14 Opinion of Financial Advisor. The Company has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation dated the date hereof, to the effect that the consideration to be received in the Offer and the Merger by the Company's stockholders (other than any consideration paid with respect to Dissenting Shares is fair to the holders of Company Common Stock from a financial point of view, a signed copy of which opinion has been delivered to MergerCo.

     4.15 Board Recommendation.  The Board of Directors of the Company, at a

meeting duly called and held, has (a) determined that the Offer, this Agreement and the transactions contemplated hereby, taken together, are advisable and in the best interests of the Company and the stockholders of the Company, and (b) resolved to recommend that the holders of the shares of Company Common Stock tender their shares of Company Common Stock in the Offer, approve the Offer, this Agreement and the transactions contemplated herein, including the Merger.

     4.16 Required Company Vote. The Company Stockholder Approval, being the affirmative vote of a majority in number of the shares of the Company Common Stock, is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

     4.17 State Takeover Statutes. No state takeover statute or similar statute or regulation of the State of Delaware (and, to the knowledge of the Company after due inquiry, of any other state or jurisdiction) applies or purports to apply to the Company or any of its Subsidiaries, or to this Agreement, the Offer, the Merger, or any of the other transactions contemplated hereby, except any such statutes or regulations which are no longer applicable in any respect upon the execution of this Agreement. Neither the Company nor any of its Subsidiaries has any rights plan, preferred stock or similar arrangement which have any of the aforementioned consequences in respect of the transactions contemplated hereby.

     4.18. Intellectual Property. Section 4.18 of the Disclosure Schedule sets forth a true and complete list of all patents, trademarks (registered or unregistered), trade names, service marks and copyrights and applications therefor owned, used or filed by or licensed to the Company and its Subsidiaries and which are material to the Company and its Subsidiaries taken as a whole (collectively, 'Intellectual Property Rights'). The Intellectual Property Rights are sufficient to allow each of the Company and each of its Subsidiaries to conduct, and continue to conduct, its business as currently conducted in all material respects. To the knowledge of the Company, each of the Company and each of its Subsidiaries owns or has sufficient unrestricted right to use the Intellectual Property Rights in order to allow it to conduct its business as currently conducted in all material respects, and the consummation of the transactions contemplated hereby will not alter or impair such ability in any respect. Each copyright registration, patent and registered trademark and application therefor listed on Section 4.18 of the Disclosure Schedule is in proper form, not disclaimed in whole and has been duly maintained including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions except with respect to use requirements as to trademarks and except for any such failure to be in proper form, any such disclaimer or such failure to be duly maintained which is not reasonably likely to result in a Material Adverse Effect. To the knowledge of the Company, there are no pending oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings with respect to the Intellectual Property Rights which are reasonably likely to result in a Material Adverse Effect. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice from any other Person pertaining to or challenging the right of the company or any of its Subsidiaries to use any of the Intellectual Property Rights which is reasonably likely to result in a Material Adverse Effect. Except as identified in Section 4.18 of the Disclosure Schedules, no claims are pending by any Person with respect to the ownership, validity, enforceability or use of any such Intellectual Property Rights challenging or questioning the validity or effectiveness of any of the foregoing which are reasonably likely to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property Rights.

     4.19. Title to Properties. Each of the Company and each of its Subsidiaries has sufficiently good and valid title to, or an adequate leasehold interest in, its material tangible properties and assets (including real property) in order to allow it to conduct, and continue to conduct, its business as currently conducted in all material respects. Except as set forth in Section
4.19 of the Disclosure Schedule, such material tangible properties and assets (including real property) are free of Liens which would impair such ability in any material respect and, to the knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not alter or impair such ability in any material respect.

     4.20. Products Liability. Except as set forth in Section 4.20 of the Disclosure Schedule, there is no pending or, to the knowledge of the Company, threatened claim, action, suit, inquiry, proceeding or investigation by any individual or Governmental Entity in which a Product is alleged to have a Defect and which is reasonably likely to result in a Material Adverse Effect; nor, to the knowledge of the Company, is there any valid basis for any such claim, cation, suit, inquiry, proceeding, or investigation. As used in this Section 4.20, the term 'Product' shall mean any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of the Company or any of its Subsidiaries, including, without limitation, any product sold in the United States by the Company or any of its Subsidiaries as the distributor, agent, or pursuant to any other contractual relationship with a non-U.S. manufacturer; and the term 'Defect' shall mean a defect or impurity of any kind, whether in design, manufacture, processing, or otherwise, including, without limitation, any dangerous propensity associated with any reasonably foreseeable use of a Product, or the failure to warn of the existence of any defect, impurity, or dangerous propensity.

     4.21 Sole Representations. The representations and warranties contained in this Agreement are the sole representations and warranties which the Company is making in connection with the transactions contemplated herein.

                                   ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGERCO

     Each of Buyer and MergerCo hereby, jointly and severally, represents and warrants to the Company as follows:

     5.1 Organization, Standing and Corporate Power. Each of Buyer and MergerCo are corporations duly organized, validly incorporated and in good standing in the State of Delaware, and each has the requisite corporate power and authority to carry on its business as now being conducted. Each of Buyer and MergerCo has delivered to the Company complete and correct copies of its certificate of incorporation (or other organizational documents) and by-laws.

     5.2 Authority; Noncontravention. Each of Buyer and MergerCo has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Buyer and MergerCo and the consummation by each of Buyer and MergerCo of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of Buyer and MergerCo. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of each of Buyer and MergerCo. Except as disclosed on Section 5.2 of the Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in (a) any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration or 'put' with respect to any obligation or (b) the loss of a benefit, or other right or the creation of any Lien upon any of the properties or assets of either Buyer or MergerCo under, (i) the certificate of incorporation or by-laws of either Buyer or MergerCo, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to either Buyer or MergerCo or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to either Buyer or MergerCo or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate would not have a Material Adverse Effect with respect to either Buyer or either Buyer or MergerCo or could not prevent, hinder or materially delay the ability of MergerCo to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other person under any agreement, indenture or other instrument to which Buyer or MergerCo is a party or to which any of its properties is subject, is required by or with respect to either Buyer or MergerCo in connection with the execution and delivery of this Agreement by either Buyer or MergerCo or the consummation by Buyer and MergerCo of any of the transactions contemplated by this Agreement, except for (i) the filing of a pre-merger notification and report form under the HSR Act, and (ii) the filing with the SEC of (y) the Offer Documents and (z) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.


     5.3 Brokers. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Buyer or MergerCo, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or an behalf of MergerCo to its affiliates.

     5.4 Offer Documents and Schedule 14D-9. The Offer Documents will not, at the time the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading (except to the extent information contained therein is based upon information supplied solely by the Company). The Offer Documents shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

     5.5 Information Supplied. None of the information supplied or to be supplied by Buyer or MergerCo or its affiliates in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     5.6 Sole Representations. The representations and warranties contained in this Agreement are the sole representations and warranties which Buyer or MergerCo are making in connection with the transactions contemplated herein.

                                   ARTICLE VI
           COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

     6.1 Conduct of Business of the Company. During the period from the date of this Agreement to the Effective Time of the Merger (except as otherwise specifically required by the terms of this Agreement), the Company shall, and shall cause its Subsidiaries to, act and carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice and use its and their respective reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them and to preserve goodwill. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time of the Merger, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of MergerCo:

          (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent in accordance with applicable law;

          (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (c) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for the cash-out of Company Stock Options (as provided in Section 3.2.3); in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options outstanding on the date of this Agreement;

          (d) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) (other than the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their present terms (such issuances, together with the acquisitions of shares of Company Common Stock permitted under clause (c) above, being referred to herein as 'Permitted Changes'));

          (e) in the case of the Company or any subsidiary, amend its certificates or articles of incorporation, by-laws or other comparable charter or organizational documents;

          (f) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization;

          (g) other than as specifically permitted by Section 6.1 of the Disclosure Schedule, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets other than any such properties or assets the value of which do not exceed two million individually and ten million in the aggregate, except sales of inventory in the ordinary course of business consistent with past practice;

          (h) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any 'keep well' or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings and for lease obligations, in each case incurred in the ordinary course of business consistent with past practice;

          (i) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company and other than loans to employees in the ordinary course of business not to exceed $25,000 in any one case or $500,000 in the aggregate;

          (j) pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction, (a) of liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof or (b) claims settled or compromised to the extent permitted by Section 6.1(n), or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, lease, Permit, contract or other document, other than in the ordinary course of business consistent with past practice;

          (k) adopt a plan of merger, consolidation, restructuring, recapitalization or reorganization or complete a partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution,

          (1) enter into any new collective bargaining agreement;

          (m) change any material accounting principle used by it;

          (n) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise is not material to the Company;

          (o) neither the Company nor any of its subsidiaries shall make any new capital expenditure or expenditures, other than capital expenditures not to exceed, in the aggregate, the amounts provided for capital expenditures in the capital budget of the company provided to Buyer;

          (p) neither the Company nor any of its subsidiaries shall, except in the ordinary course of business and except as otherwise permitted by this Agreement, modify, amend or terminate any contract or agreement set forth in the SEC Documents filed and publicly available prior to the date of this Agreement to which the company or any Subsidiary is a party or waive, release or assign any material rights or claims;

          (q) neither the Company nor any of its subsidiaries shall: (i) enter into any employment agreement with any officer, director or key employee of the Company or any of its subsidiaries; or (ii) hire or agree to hire any new or additional key employees or officers.


          (r) neither the Company nor any of its subsidiaries shall make any Tax election or settle or compromise any material Tax liability;

          (s) neither the Company nor any of its subsidiaries will voluntarily take, or voluntarily agree to commit to take, any action that would make any representation or warranty of the Company contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time; or

          (t) authorize any of, or commit or agree to take any of, the foregoing actions.

     6.2 Changes in Employment Arrangements. Except as set forth in Section 6.2 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries shall adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Company Plan) for the benefit or welfare of any employee, director or former director or employee, or increase the compensation or fringe benefits of any director, employee or former director or employee or pay any benefit not required by any existing plan, arrangement or agreement (other than increases for employees other than officers and directors) in the ordinary course of business consistent with past practice .

     6.3 Severance. Neither the Company nor any of its Subsidiaries shall grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof.

     6.4 WARN. Neither the Company nor any of its Subsidiaries shall effectuate a 'plant closing' or 'mass layoff', as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 or similar state law ('WARN') affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any subsidiary, without the prior written consent of MergerCo or its affiliates in advance and without complying with the notice requirements and other provisions of WARN.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

     7.1. Preparation of Proxy Statement: Stockholder Meeting.

     (a) As promptly as practicable after Buyer or MergerCo first purchases Shares pursuant to the Offer, and if required by applicable law, the Company shall prepare and file with the SEC a preliminary proxy or information statement in accordance with the Exchange Act relating to the Merger and this Agreement and use its best efforts (x) to obtain and furnish the information required to be included by the Exchange Act and the SEC in the Proxy Statement and, after consultation with Buyer, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto to be mailed to its stockholders, provided that no amendment or supplement to the Proxy Statement or information statement will be made by the Company without consultation with Buyer and its counsel. If, at any time prior to the Stockholders Meeting, any event, with respect to the Company, its Subsidiaries, directors, officers, and/or the Merger or the other transactions contemplated hereby, shall occur, which is required to be described in the Proxy Statement, the Company shall so describe such event and, to the extent required by applicable law, shall cause it to be disseminated to the Company's stockholders.

     (b) The Company will immediately notify MergerCo and its affiliates of (i) the receipt of any comments from the SEC regarding the Proxy Statement and (ii) the approval of the Proxy Statement by the SEC. MergerCo shall be given a reasonable opportunity to review and comment on all filings with the SEC and all mailings to the Company's stockholders in connection with the Merger prior to the filing or mailing thereof, and the Company shall use its best efforts to reflect all such reasonable comments.

     (c) The Company will, as promptly as practicable following the expiration of the Offer and in consultation with MergerCo, duly call, give notice of, convene and hold a meeting of its stockholders (the 'Stockholders Meeting') for the purpose of approving this Agreement and the transactions contemplated by this Agreement. The Company will, through its Board of Directors, recommend to its stockholders approval of the foregoing matters and seek to obtain all votes and approvals thereof by the stockholders, as set forth in Section 4.15; provided, however; that the obligations contained herein shall be subject to the provisions of Section 7.6 of this Agreement. Subject to the foregoing, such recommendation, together with a copy of the opinion referred to in Section 4.14 shall be included in the Proxy Statement. The Company will use its best efforts to hold such meetings as soon as practicable after the date hereof. Notwithstanding the foregoing, if MergerCo shall acquire at least 90% of the outstanding Company Common Stock pursuant to the Offer, MergerCo may, in its sole discretion, and in lieu of completing the Merger in accordance with this Agreement, cause the Company to be merged into Merger Co, or MergerCo into the Company, in either case without a Stockholders Meeting and in accordance with the Delaware law; provided, however, that in such event, the rights of stockholders of the Company under this Agreement (including, without limitation, the right to receive the Merger Consideration) shall not be adversely affected thereby (other than the right to receive the Proxy Statement, attend the Stockholders Meeting and vote on the Merger, which shall no longer be applicable).

     (d) The Company will cause its transfer agent to make stock transfer records relating to the Company available to the extent reasonably necessary to effectuate the intent of this Agreement.

     7.2. Access to Information, Confidentiality.


     (a) The Company shall, and shall cause its Subsidiaries, officers, employees, counsel, financial advisors and other representatives to, afford to MergerCo and its representatives reasonable access during normal business hours, in a manner initially coordinated with the chief executive officer or chief financial officer of the Company, and thereafter coordinated with those persons designated by the chief executive officer, during the period prior to the Effective Time of the Merger to its properties, books, contracts, commitments, personnel and records (including, without limitation, to the extent available, the work papers of the Company's independent public accountants) and, during such period, the Company shall, and shall cause its Subsidiaries, officers, employees and representatives to, furnish promptly to MergerCo (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as MergerCo may from time to time reasonably request. Except as required by law, each of the Company and MergerCo will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence to the extent required by and in accordance with that certain Confidentiality Agreement, dated February 17, 1998 by or on behalf of the Company and Buyer, the other terms of which Confidentiality Agreement are hereby terminated.

     7.3. Additional Undertakings.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement. The Buyer, MergerCo and the Company will use their reasonable best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, licenses, Permits or authorizations are required to be obtained (or, which if not obtained, would result in a breach or violation, or an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties, including parties to loan agreements or other debt instruments, in connection with the transactions contemplated by this Agreement, including the Offer, the Merger and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations. Notwithstanding the foregoing, or any other covenant herein contained, in connection with the receipt of any necessary approvals under the HSR Act, neither the Company nor any of its Subsidiaries shall be entitled to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of its Subsidiaries or any material portions thereof or any of the businesses, product lines, properties or assets of the Company or any of its Subsidiaries, without Buyer's prior written consent.

     (b) The Company and Buyer shall make, subject to the condition that the transactions contemplated herein actually occur, any undertakings (including undertakings to make divestitures, provided, in any case, that such divestitures need not themselves be effective or made until after the transactions contemplated hereby actually occur) required in order to comply with the antitrust requirements or laws of any governmental entity, including the HSR Act, in connection with the transactions contemplated by this Agreement.

     7.4 Indemnification. For six years after the Effective Time of the Merger, the Company and the Buyer shall indemnify all present and former directors or officers of the Company and its Subsidiaries ('Indemnified Parties') against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, 'Costs') incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time of the Merger, whether asserted or claimed prior to, at or after the Effective Time of the Merger, to the fullest extent as would have been permitted in their respective articles of organization or by-laws consistent with applicable law, to the extent such Costs have not been paid for by insurance and shall, in connection with defending against any action for which indemnification is available hereunder, reimburse such Indemnified Parties from time to time upon receipt of sufficient supporting documentation, for any reasonable costs and expenses reasonably incurred by such Indemnified Parties; provided that such reimbursement shall be conditioned upon such Indemnified Parties' agreement promptly to return such amounts to the Company if a court of competent jurisdiction shall ultimately determine that indemnification of such Indemnified Parties is prohibited by applicable law. The Company will maintain for a period of not less than six years from the Effective Time of the Merger, the Company's current directors' and officers, insurance and indemnification policy (or a policy providing substantially similar coverage) to the extent that it provides coverage for events occurring prior to the Effective Time of the Merger (the 'D&O Insurance') for all persons who are directors and officers of the Company on the date of this Agreement; provided that the Company shall not be required to spend as an annual premium for such D&O Insurance an amount in excess of 200% of the annual premium paid for directors' and officers' insurance in effect prior to the date of this Agreement; and provided further that the Company shall nevertheless be obligated to provide such coverage as may be obtained for such amount. The provisions of this Section are intended for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     7.5 Public Announcements. Neither MergerCo or the Buyer, on the one hand, nor the Company, on the other hand, will issue any press release or public statement with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, without the other party's prior consent, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with NASDAQ, and in any event MergerCo and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to such transactions. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

     7.6 No Solicitation.

     (a) From and after the date hereof until the termination of this Agreement, neither the Company or any of its Subsidiaries, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) will directly or indirectly initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Transaction Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Transaction Proposal or agree to or endorse any Transaction Proposal or authorize or permit any of its officers, directors or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to take any such action, provided, however, that nothing contained in this Agreement shall prohibit the Board of Directors of the Company which, for purposes of this
Section 7.6, shall include any Special Committee thereof from, prior to the acceptance for payment of Company Common Stock pursuant to the Offer (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited written, bona fide Transaction Proposal and in respect of which such person or entity has all of the necessary funds or commitments therefor if, and only to the extent that: (A) the Board of Directors of the Company, after consultation with their financial advisors and after receipt of advice from independent outside legal counsel (who may be the Company's regularly engaged independent outside legal counsel) determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law, (B) prior to taking such action the Company receives from such person or entity an executed confidentiality agreement containing terms and provisions substantially similar to those contained in the Confidentiality Agreement described in Section 7.2, (ii) failing to make or withdrawing or modifying its recommendation referred to in Section 4.15 if there exists a Transaction Proposal and the Board of Directors of the Company, after consultation with its financial advisors and after receipt of advice from independent outside legal counsel (who may be the Company's regularly engaged outside independent counsel), determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law in connection with such Transaction Proposal or (iii) making to the Company's stockholders any recommendation and related filing with the SEC as required by Rule 14e-2 and 14d-9 under the Exchange Act, with respect to any tender offer, or taking any other legally required action with respect to such tender offer (including, without limitation, the making of public disclosures as may be necessary or reasonably advisable under applicable securities laws) if the Board of Directors of the Company, after consultation with their financial advisors and receipt of advice from independent outside legal counsel (who may be the Company's regularly engaged independent counsel), determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law; and Section 7.6(b) and 7.6(c) are fully complied with by the Board of Directors of the Company. In the event of an exercise of the Company's or it's Board of Director's rights under clauses (i),
(ii) or (iii) above and subject to compliance with this Section 7.6, notwithstanding anything contained in this Agreement to the contrary, such exercise of rights shall not constitute a breach of this Agreement by the Company. For purposes of this Agreement, 'Transaction Proposal' shall mean any of the following (other than the transactions between the Company and MergerCo contemplated by the Offer and this Agreement) involving the Company or any of its Subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for, or the acquisition (or right to acquire) of 'beneficial ownership' by any person, 'group' or entity (as such terms are defined under Section 13 (d) of the Exchange Act), of 20% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing or recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries or (vi) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which would reasonably be expected to dilute materially the benefits to Buyer of the transactions contemplated hereby.

     (b) Prior to the Board of Directors withdrawing or modifying its approval or recommendation of the Offer, this Agreement or the Merger, approving or recommending a Transaction Proposal, or entering into an agreement with respect to a Transaction Proposal, the Board of Directors shall provide Buyer with a written notice (a 'Notice of Takeover Proposal') advising Buyer that the Board of Directors has received a Takeover Proposal, specifying the material terms and conditions of such Transaction Proposal (unless prohibited from doing so by the terms thereof) and identifying the person making such transaction Proposal (unless prohibited from doing so by the terms thereof), and neither the Company nor any subsidiary shall enter into an agreement with respect to a Transaction Proposal until midnight three business days after the day on which the Notice of Takeover Proposal was given to Buyer. In addition, if the Company proposes to enter into an agreement with respect to any Transaction Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Buyer the expenses and fees and the Termination Fee (as provided in and defined in Section 10.2)

     7.7 Resignation of Directors. Prior to the Effective Time of the Merger, the Company shall deliver to MergerCo evidence satisfactory to MergerCo of the resignation of all directors of the Company, effective at the Effective Time of the Merger.


     7.8 Employee Benefits. Buyer agrees that, for a period of twelve (12) months following the Effective Time, the Surviving Corporation shall maintain employee benefits plans and arrangements (directly or in conjunction with Buyer) which, in the aggregate, will provide a level of benefits to continuing employees of the Company and its Subsidiaries substantially comparable in the aggregate to those provided under the Buyer's benefit plans as in effect immediately prior to the Effective Time (other than discretionary benefits); provided, however, that Buyer may cause modifications to be made to such benefit plans and arrangements to the extent necessary to comply with applicable Law or to reflect widespread adjustments in benefits (or costs thereof) provided to employees under compensation and benefit plans of Buyer and its subsidiaries, and no specific compensation and benefit plans need be provided. For purposes of determining eligibility and vesting with respect to all Benefit Plans set forth on Schedule 4.9 of the Disclosure Schedule (except with respect to any defined benefit plans), Buyer shall use the employee's hire date with the Company or such other date as has been previously determined by the Company for credit for prior employment with any ERISA Affiliate of the Company. Benefit plans which provide medical, dental, or life insurance benefits after the Effective Time to any individual who is an active or former employee of the Company or any of its Subsidiaries as of the Effective Time or a dependent of such an employee shall, with respect to such individuals, waive any waiting periods, any pre-existing conditions, and any actively-at-work exclusions to the extent so waived under present policy and shall provide that any expenses incurred on or before the Effective Time by such individuals shall be taken into account under such plans for purposes of satisfying applicable deductible, coinsurance, and maximum out-of-pocket provisions to the extent taken into account under present policy. Nothing in this Section 7.8 shall prohibit the Company or the Surviving Corporation from terminating the employment of any employee at any time with or without cause (subject to, and in accordance with the terms of any existing employment agreements), or shall be construed or applied to restrict the ability of the Buyer or Surviving Corporation and its Subsidiaries to establish such types and levels of compensation and benefits as they determine to be appropriate. Buyer agrees to cause the Surviving Corporation (or the applicable Subsidiary employer) to honor the existing employment agreements that are set forth on Schedule 7.8 of the Disclosure Schedule.

     7.9 Notification of Certain Matters. The Company shall give prompt notice to Buyer and MergerCo and Buyer and MergerCo shall give prompt notice to the Company of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which does or would be likely to cause (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, or (B) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (ii) any failure of the Company on the one hand, or Buyer or MergerCo on the other hand, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     7.10 State Takeover Laws. If any 'fair price' or 'control share acquisition' statute or other similar statute or regulation shall become applicable to the transactions contemplated by the Stock Purchase Agreement or this Agreement, including the Offer or the Merger, the Company and Buyer, and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and to take such other actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise use their reasonable best efforts to eliminate the effects of any such statute or regulation on the transactions contemplated hereby.

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

     8.1 Conditions to Each Party's Obligation. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained if required by applicable law.

     (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

     (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity or other legal restraint or prohibition shall be in effect preventing or prohibiting the acceptance for payment of, or payment for, shares of Common Stock pursuant to the Offer, or the consummation of the Merger; provided, however, that the parties hereto shall, subject to the last sentence of Section
7.3 (a) hereof, use their best efforts to have any such injunction, order, restraint or prohibition vacated.

     (d) Statutes; Consents. No statute, rule, order, decree or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits the consummation of the Merger.

     8.2 Condition to Buyer's and Merger Co.'s Obligation. The obligation of Buyer and Merger Co. to effect the Merger is subject to Buyer or Merger Co. having purchased shares of Company Common Stock in the Offer.

                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

     9.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger, whether before or after approval of matters presented in connection with the Merger by the stockholders of the
Company:


     (a) by mutual written consent of Buyer and the Company; or

     (b) by either Buyer or the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting or if there shall be in effect any other legal restraint or prohibition preventing or prohibiting the acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Offer or the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time of the Merger); or

     (c) by the Company, if Offeror shall not have (i) commenced the Offer within five (5) business days after the initial public announcement of Buyer's intention to commence the Offer, or (ii) accepted for payment any shares of Company Common Stock pursuant to the Offer (other than due to the failure of the Company to perform its obligations under this Agreement) on or prior to April 30, 1998, or, if any necessary approvals required under the HSR Act shall not have been obtained by April 30, 1998, on or prior to the earlier of (A) ten (10) days after receipt of all necessary approvals under the HSR Act or (B) July 15, 1998; or

     (d) by the Company, upon its execution, prior to Buyer's or MergerCo's purchase of shares of Company Common Stock pursuant to the Offer, of a binding agreement with a third party with respect to a Transaction Proposal, provided that it has complied with all provisions of this Agreement, including the notice provisions herein, and that it pays the Termination Fee as provided by and defined in Section 10.2;

     (e) by Buyer in the event of a material breach or failure to perform in any material respect by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which cannot be or has not been cured within 10 days after the giving of written notice to the Company; or

     (f) by the Company, in the event of a material breach or failure to perform in any material respect by MergerCo or Buyer of any representation, warranty, covenant or other agreement contained in this Agreement which cannot be or has not been cured within 10 days after the giving of written notice to MergerCo or Buyer.

     (g) by Buyer, if Offeror terminates the Offer in accordance with the terms of Annex I.

     9.2 Effect of Termination. In the event of termination of this Agreement by either the Company or MergerCo as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of MergerCo or the Company, other than the provisions of
Section 4.13, Section 5.5, the last sentence of Section 7.2, this Section 9.2,
Section 10.2 and Section 10.7. Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.


     9.3 Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     9.4 Extension; Waiver. At any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 9.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     9.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.1, an amendment of this Agreement pursuant to Section 9.3 or an extension or waiver pursuant to Section
9.4 shall, in order to be effective, require in the case of MergerCo or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                   ARTICLE X
                               GENERAL PROVISIONS

     10.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger and all such representations and warranties will be extinguished on consummation of the Merger and none of the Company, Buyer and MergerCo, nor any officer, director or employee or shareholder thereof shall be under any liability whatsoever with respect to any such representation or warranty after such time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

     10.2 Fees and Expenses.

     (a) In addition to any other amounts which may be payable or become payable pursuant to any other paragraph of this Section 10.2, the Company shall, simultaneously with the termination of this Agreement in any of the circumstances described in Section 10.2(b), reimburse MergerCo for all out-of-pocket expenses and fees, in an aggregate amount not to exceed $1,500,000 (including, without limitation, fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to MergerCo and its affiliates), whether incurred prior to, on or after the date hereof, in connection with the Merger and the consummation of all transactions contemplated by this Agreement, and the financing thereof.

     (b) If any person (other than MergerCo or any of its affiliates) shall have made, proposed, communicated or disclosed a Transaction Proposal in a manner which is or otherwise becomes public and this Agreement is terminated pursuant to any of the following provisions:

          (i) by the Company pursuant to Section 9.1 (d);

          (ii) by Buyer pursuant to Section 9.1 (e), other than as a result of a breach of the representation in clause (i) of Section 4.7 and other than as a result of facts or circumstances occurring after the date of this Agreement and not as a result of any action or inaction by the Company or any of its Subsidiaries in violation of this Agreement;

          (iii) by Buyer pursuant to Section 9.1(g), if Offeror has terminated the Offer as a result of the occurrence of any of the events set forth in subparagraph (c) of Annex I, other than a breach of the representation in clause (i) of Section 4.7 and other than as a result of facts or circumstances occurring after the date of this Agreement and not as a result of any action or inaction by the Company or any of its Subsidiaries in violation of this Agreement or subparagraphs (d) or (e) of Annex I;

     then the Company shall, simultaneously with such termination of this Agreement, pay MergerCo a fee of $5,000,000 in cash, which amount shall be payable in same day funds (the 'Termination Fee').

     In addition, (i) if any Person (other than Merger Co. or any of its affiliates) shall have made, proposed, communicated or disclosed a Transaction Proposal and the Minimum Condition is not met in the Offer; or (ii) if prior to any termination of this Agreement, any person or 'group' (as defined in Section 13(d)(3) of the Exchange Act) (other than Buyer or any of its affiliates) purchases or otherwise acquires, directly or indirectly, beneficial ownership of 10% or more of the outstanding voting securities of the Company, and, if at any time prior to 12 months following the termination of this Agreement any such person or 'group' consummates a transaction that would otherwise constitute a Transaction Proposal, there shall be paid to Buyer immediately prior to the consummation of such transaction the Termination Fee. In no event shall the Company be required to pay more than one Termination Fee pursuant to this
Section 10.2(b).

     (c) Except as provided otherwise in paragraph (a) above, all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such expenses,, except that the Company shall pay all costs and expenses (i) in connection with printing and mailing the Proxy Statement, as well as all SEC filing fees relating to the transactions contemplated herein and (ii) of obtaining any consents of any third party.

     10.3 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) if to MergerCo or Buyer, to

                         Sunbeam Corporation
                         1615 South Congress Avenue
                         Suite 200
                         Delray Beach, FL 33445
                         Telecopier: (561) 243-2218
                         Attn: General Counsel

                                   with a copy to:

                         Skadden, Arps, Slate, Meagher & Flom
                         919 Third Avenue
                         New York, NY 10022-3897
                         Telecopier: (212) 735-2000
                         Attn: Blaine V. Fogg, Esq.


      (b) if to the Company, to

                         Signature Brands, Inc.
                         7005 Cochran Road
                         Glenwillow, OH 44139-4312
                         Telecopier: (440) 542-4059
                         Attn: Chief Executive Officer

                                   with copies to:

                         Hutchins, Wheeler & Dittmar
                         101 Federal Street
                         Boston, MA 02110
                         Telecopier: (617) 951-1295
                         Attn: James Westra, Esq.

     10.4 Definitions.  For purposes of this Agreement:

      (a) an 'affiliate' of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

      (b) a 'business day' means any day, other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time. In computing any time period under Section 14(d)(5) or Section 14(d)(6) of the Exchange Act or under Regulation 14D or Regulation 14E, the date of the event which begins the running of such time period shall be included except that if such event occurs on other than a business day such period shall begin to run on and shall include the first business day thereafter;

      (c) 'knowledge', with respect to the Company means the actual knowledge of any one or more of the following officers and employees of the Company and its
Subsidiaries: Meeta Vyas and Steven M. Billick.

      (d) 'Material Adverse Change' or 'Material Adverse Effect' means, when used in connection with the Company, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, financial condition, or results of operations of the Company and its Subsidiaries taken as a whole and the terms 'material' and 'materially' shall have correlative meanings; provided, however, that no Material Adverse Change or Material Adverse Effect shall be deemed to have occurred as a result solely of general economic conditions affecting generally the industry in which the Company competes and general market conditions in the United States.

      (e) 'person' means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

      (f) a 'subsidiary' of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors (or other governing body) or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first person or any entity, in which the Company or any of its Subsidiaries is a general partner.

     10.5 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words 'include', 'includes' or 'including' are used in this Agreement, they shall be deemed to be followed by the words -without limitation'.

     10.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     10.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement, other than Section 7.4, is not intended to confer upon any Person other than the parties any rights or remedies.


     10.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

     10.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties; provided, however, that Buyer or MergerCo may, without the Company's prior written consent, assign its rights under this Agreement to any financial institution that requires such assignment in connection with such financial institution's agreement to provide financing to either Buyer or MergerCo Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     10.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, Buyer, MergerCo and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          SUNBEAM CORPORATION

                                          By: /s/ DAVID C. FANNIN
                                              -------------------
                                            Name: David C. Fannin
                                            Title: Executive Vice President and
                                                    General Counsel

                                          SIGNATURE BRANDS USA, INC.

                                          By: /s/ MEETA VYAS
                                              -------------------
                                            Name: Meeta Vyas
                                            Title: Vice Chairman and
                                                    Chief Executive Officer

                                          JAVA ACQUISITION CORP.

                                          By: /s/ DAVID C. FANNIN
                                              -------------------
                                           Name: David C. Fannin
                                            Title: Executive Vice President and
                                                    General Counsel

                                    ANNEX I
                            CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer or this Agreement, and subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) relating to MergerCo's obligation to pay for or return tendered shares after termination of the Offer, Buyer and MergerCo shall not be required to accept for payment or pay for any shares of Company Common Stock tendered pursuant to the Offer and may delay acceptance for payment or payment or may terminate the Offer, if (i) less than 51% of the Fully Diluted Shares of Company Common Stock has been tendered pursuant to the Offer by the expiration of the Offer and not withdrawn (the 'Minimum Condition'); (ii) any applicable waiting period under the HSR Act has not expired or terminated; or (iii) at any time after the date of this Agreement, and before acceptance for payment of any shares of Company Common Stock, any of the following events shall occur and be continuing:

          (a) there shall be instituted or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Buyer or MergerCo of any shares of Company Common Stock under the Offer, or seeking to restrain or prohibit the making or consummation of the Offer or the Merger, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Buyer or any of Buyer's subsidiaries of a material portion of the business or assets of the Company or Buyer and its subsidiaries, taken as a whole, or to compel the Company or Buyer to dispose of or hold separate any material portion of the business or assets of the Company or Buyer and its subsidiaries, taken as a whole, in each case as a result of the Offer or the Merger or (iii) seeking to impose material limitations on the ability of Buyer or MergerCo to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock to be accepted for payment pursuant to the Offer including, without limitation, the right to vote such shares of Company Common Stock on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit Buyer or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company;

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, by any Governmental Entity or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that would result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

          (c) any of the representations and warranties of the Company contained in the Agreement shall not be true and correct at and as of the date of consummation of the Offer (except to the extent such representations and warranties speak to an earlier date), as if made at and as of the date of consummation of the Offer, in each case except as contemplated or permitted by this Agreement and except, in the case of any such breach when such breach would not have, individually or in the aggregate, a Material Adverse Effect with respect to the Company or materially affect the ability of the Company to consummate the Merger or the Offeror to accept for payment or pay for shares of Company Common Stock pursuant to the Offer;

          (d) the Company shall have failed to perform the obligations required to be performed by it under the Agreement at or prior to the date of expiration of the Offer, including but not limited to its obligations pursuant to Section 7.6 hereof, except for such failures to perform as have not had or would not individually or in the aggregate, have a Material Adverse Effect with respect to the Company or materially adversely affect the ability of the Company to consummate the Merger or the Offeror to accept for payment or pay for shares of Company Common Stock pursuant to the Offer;

          (e) the Board of Directors of the Company or any committee thereof shall have (i) withdrawn, modified or amended in any respect adverse to Buyer or MergerCo its approval or recommendation of the Offer or the Merger, (ii) recommended or approved any Transaction Proposal from a person other than Buyer, MergerCo or any of their respective affiliates, (iii) failed to publicly announce, within ten (10) business days after the occurrence of a Transaction Proposal, its opposition to such Transaction Proposal, or amended, modified or withdrawn its opposition to any Transaction Proposal in any manner adverse to Buyer or MergerCo or failed to promptly reaffirm its recommendation of the Offer or the Merger at the Buyer's request, or (iv) resolved to do any of the foregoing;

          (f) the Agreement shall have been terminated in accordance with its terms; or

          (g) (i) it shall have been publicly disclosed that any person, entity or 'group' (as defined in Section 13(d)(3) of the Exchange Act), shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 15% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, other than Buyer or an affiliate or any person or group existing which on the date of the Agreement beneficially owned more than 15% of any class or series of capital stock of the Company or (ii) the Company shall have entered into a definitive agreement or agreement in principle with any person with respect to a Transaction Proposal or similar business combination with the Company or any subsidiary, which in the reasonable judgment of Buyer or MergerCo in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment.

     The foregoing conditions are for the sole benefit of the Buyer and MergerCo and may be waived by Buyer or MergerCo, in whole or in part at any time and from time to time in the reasonable discretion of Buyer or MergerCo.

                                      I-2